STRATEGIC VALUE INVESTORS, L.P. SC 13D/A

Exhibit 99.1

CUSIP No.: 911460103

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, no par value, of United Security Bancshares. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 15, 2017

STRATEGIC VALUE INVESTORS, L.P.

By:	Strategic Value Bank Partners, LLC Investment Advisor

By:	/s/ Ben Mackovak
	Name:	Ben Mackovak
	Title:	Managing Member

STRATEGIC VALUE BANK PARTNERS, LLC

By:	/s/ Ben Mackovak
	Name:	Ben Mackovak
	Title:	Managing Member

/s/ Ben Mackovak
Ben Mackovak

/s/ Marty Adams
Marty Adams